Exhibit(k)(iii)

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of October 9, 2023, between the Acquiring Fund (the “Acquiring Fund”), and the Acquired Fund (the “Acquired Fund” and together with the Acquiring Fund, the “Funds”), listed on Schedule A.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company or is subject to certain provisions under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, the Acquiring Fund may, from time to time, invest in shares of the Acquired Fund in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on the Acquired Fund by the Acquiring Fund, the Acquiring Fund and the Acquired Fund agree as follows:

(i) Material terms regarding the Acquiring Fund’s investment in the Acquired Fund necessary to make the required findings:

(A) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(B) Timing/advance notice of redemptions. The Acquiring Fund represents that:

(1) The Acquiring Fund will use reasonable efforts to spread large redemption requests over multiple days and/or to provide advance notification of redemption requests to the Acquired Fund whenever practicable;

(2) The Acquiring Fund will not seek to disrupt, or intentionally disrupt, the management of the Acquired Fund in connection with any redemption request; and

(3) All acquisitions of shares of the Acquired Fund by the Acquiring Fund will be made for investment purposes and not for control purposes, and to the extent that the Acquiring Fund were required to report its holdings of Acquired Fund shares pursuant to Section 13(d) and/or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such holdings would qualify at all times and under all circumstances for reporting on Form 13G under the Exchange Act.

(C) Scale of investment. Upon a reasonable request by the Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and scale of its contemplated investments in Acquired Fund. The Acquired Fund acknowledges and agrees that any information provided pursuant to the foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which a purchase order is submitted, if any.

(b) In order to assist the Acquiring Fund’s investment adviser with assessing the impact of fees and expenses associated with an investment in the Acquired Fund, the Acquired Fund shall provide the Acquiring Fund with information reasonably requested by the Acquiring Fund to comply with the terms and conditions of the Rule, including information on the fees and expenses of the Acquired Fund.

2.	Representations of the Acquired Fund.

(a) In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees: (i) to comply with all conditions of the Rule applicable to the Acquired Fund; (ii) to comply with its obligations under this Agreement; and (iii) to promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule or this Agreement.

(b) The Acquired Fund represents that it will not own as of the effective date of this Agreement, and it will not purchase or otherwise acquire during the term of this Agreement, the securities of an investment company or private fund relying on Section 3(c)(1) or 3(c)(7) of the 1940 Act where immediately after such purchase or acquisition, the securities of investment companies and private funds owned by the Acquired Fund have an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its Staff.

3.	Representations of the Acquiring Fund.

In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees: (i) to comply with all conditions of the Rule applicable to the Acquiring Fund; (ii) to comply with its obligations under this Agreement; and (iii) to promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule or this Agreement.

4.	Indemnification.

(a) The Acquiring Fund agrees to hold harmless and indemnify the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions asserted against the Acquired Fund (“Acquired Fund Claims”), including any of their principals, directors or trustees, officers, employees and agents, to the extent such Acquired Fund Claims result from (i) a violation or alleged violation by the Acquiring Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Acquiring Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Acquired Fund Claims.

(b) The Acquired Fund agrees to hold harmless and indemnify the Acquiring Fund, including any of its directors or trustees, officers, employees and agents, against and from any asserted against the Acquiring Fund (“Acquiring Fund Claims”), including any of its directors or trustees, officers, employees and agents, to the extent such Acquiring Fund Claims result from (i) a violation or alleged violation by the Acquired Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Acquired Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Acquiring Fund Claims.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Jay Aronowitz	Devon Russell
c/o John Hancock Investment	c/o Manulife Investment
Management LLC	Management Private Markets
200 Berkeley Street	(U.S.)
Boston, MA 02116	197 Clarendon Street
Fax:	Boston, MA 02116
Email: Jay_Aronowitz@jhancock.com	Fax:
Email: drussell@manulife.com

With a copy to:	With a copy to:

Christopher Sechler	David Pemstein
Attn: Legal Dept.	Attn: Legal Dept.
200 Berkeley Street	200 Berkeley Street
Boston, MA 02116	Boston, MA 02116
Fax:	Fax:
Email: CSechler@jhancock.com	Email: dpemstein@jhancock.com

6.	Term and Termination; Assignment; Amendment

(a) This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Fund’s reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in the Acquired Fund made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) This Agreement may be amended only by a writing that is signed by each affected party.

(e) In the event that any counterparty to this Agreement wishes to include one or more series in addition to those originally set forth in Schedule A, such counterparty shall so notify the other counterparty in writing, and, upon written agreement, such series shall hereunder become an Acquiring Fund or Acquired Fund, as the case may be, and Schedule A shall be amended accordingly.

(f) Notwithstanding Section 6(e) of this Agreement, each counterparty to this Agreement agrees that any investment by an Acquiring Fund in a series otherwise subject to Section 6(e) that is within the limit in Section 12(d)(1)(A)(i) of the 1940 Act shall be governed by the terms of this Agreement and such series shall automatically be deemed an Acquired Fund as of the date of the initial investment in such series even if not explicitly named in Schedule A. Any investment in an Acquired Fund that is proposed to be in excess of the limit in Section 12(d)(1)(A)(i) shall be subject to the prior written agreement requirement set forth in Section 6(e) of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Manulife Private Credit Plus Fund

York Lo	York Lo	/s/ York Lo
Name of Authorized Signer	Print	York Lo
Title: Vice President

Manulife Private Credit Fund

Devon Russell	Devon Russell	/s/ Devon Russell
Name of Authorized Signer	Print	Devon Russell
Title: Vice President

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds

Manulife Private Credit Plus Fund

Acquired Funds

Manulife Private Credit Fund